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                    December 29, 2020

       David Lazar
       Chief Executive Officer
       Adorbs Inc.
       234 E. Beech Street
       Long Beach, NY 11561

                                                        Re: Adorbs Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed October 7,
2020
                                                            File No. 000-56213

       Dear Mr. Lazar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              David Natan